Exhibit 10.14

February 10, 2023

Dear Aidan,

On behalf of Twilio Inc., a Delaware corporation (the “Company” or “Twilio”), I am pleased to offer you the position of Chief Financial Officer with the Company. We are very excited to continue working with you and look forward to your continued success. The terms of your new position with the Company are as set forth below. This letter agreement supersedes in its entirety the letter agreement you entered into with the Company dated June 21, 2019 (the “Previous Agreement”)

1.Position. As Chief Financial Officer, this role is eligible to be fully remote in accordance with Twilio policies, but you will make yourself available to work from the Company’s San Francisco office on an as-needed basis. This role is classified as exempt from overtime rules. The Company reserves the right to modify your job duties from time to time in its sole discretion.

2.Start Date. Subject to the fulfillment of any conditions imposed by this letter agreement, you will be transferring into your new position effective on March 1, 2023 (the “Start Date”).

3.Compensation.

a.Base Salary. You will receive a gross base annual salary rate, subject to applicable deduction and withholding, of $850,000.00 USD. Your base annual salary will be payable on a bi-weekly basis pursuant to the Company's regular payroll policy. As an exempt employee, you are not eligible for overtime pay, and your compensation will not fluctuate according to the quantity of work performed.

b.Restricted Stock Units. Subject to approval by the Company’s Board of Directors (the “Board”)
or the Compensation and Talent Management Committee (the “Committee”), on or following your Start Date, you will be granted restricted stock units (the “RSUs”) with a total value of approximately $3,000,000. The number of RSUs subject to such grant will be determined by dividing {{RSUS}} by the average closing market price on the New York Stock Exchange of one share of the Company’s Class A common stock over the 30-day period ending five business days before the effective date of grant (the “Grant Date”). Each RSU entitles you to one share of the Company’s Class A Common Stock if and when the RSU vests. Subject to Board or Committee approval, the Grant Date will be on or after the 20th day of the month following the later of the offer acceptance date or Start Date. In general, the RSU will commence vesting on the first to occur of February 15, May 15, August 15, or November 15 immediately following your Start Date and will vest in equal quarterly installments thereafter for 16 quarters, subject to your continued employment with the Company through each vesting date. The RSUs will be subject to the terms and conditions of the equity incentive plan under which they are granted (the “Plan”) and the RSU agreement thereunder, which you will be required to sign as a condition to receiving your RSUs.

4.Benefits. You are eligible to participate in the Company’s benefits plans as outlined in Twilio’s benefits summary, which has been previously provided to you. All benefits will be administered pursuant to Company policy and any applicable law. Eligibility and coverage under Company benefit programs will be subject to the terms and conditions of the applicable plans or programs, which may change from time to time. The benefit plans and packages offered by the Company may be modified at any time, with or without advance notice, at the Company’s sole discretion.

5.At-Will Employment. Your employment with the Company will continue be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time with or without cause or advance notice. This is the full and complete agreement between you and the Company on this term and nothing in this letter agreement or in any document or statement, and nothing implied from any course of conduct will limit the Company’s or your right to terminate at-will employment. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Exhibit 10.14

6.Standards of Conduct. As a Company employee, you must abide by Company rules and standards of conduct now existing or established from time to time by the Company, including any policies relating to insider trading and the clawback of compensation as may be in effect from time to time. You agree and acknowledge that you have read and will continue to abide by the policies contained in the Company’s Employee Handbook and Code of Conduct.

Miscellaneous. This letter agreement, and the Arbitration Agreement and the Proprietary Information and Inventions Agreement, both of which you previously signed, along with any other similar proprietary information agreements you entered into with the Company, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment on and following the Start Date. You agree that no agreements or representations, verbal or written, with respect to the subject matter of this offer have been made to you other than those set forth in this letter agreement. To the extent any such agreements or representations were made, this letter agreement supersedes any and all previous offers, statements, agreements and representations that you made with the company in the course of discussions and negotiations for this letter agreement, including the Previous Agreement. Changes to the terms of this letter agreement, other than the changes to employment terms reserved to the Company’s discretion, require a written modification signed by an authorized officer of the Company. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this letter agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and will be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

[signature page follows]

Exhibit 10.14

We are all delighted to be able to extend you this offer and we look forward to working with you. To indicate your acceptance of the Company’s offer as set forth above, please sign and date this letter in the space provided below.

Very truly yours,

TWILIO INC.

/s/ Christy Lake

Christy Lake
Chief People Officer

ACCEPTED AND AGREED:

I agree to and accept employment with the Company on the terms and conditions set forth in this letter agreement. I understand and agree that my employment with the Company is “at will.”

/s/ Aidan Viggiano

AIDAN VIGGIANO